Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form F-1 of our report dated March 31, 2023 (which includes an explanatory paragraph relating to Prime Impact Acquisition I’s ability to continue as a going concern), relating to the balance sheets of Prime Impact Acquisition I as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, appearing therein, which is a part of this Prospectus, and to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

New York, New York
January 26, 2024